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                            JOINT VENTURE AGREEMENT



                                     among

                               LIQUIDMETAL KOREA
                                   Ju Ho Suh
                                  Yong Woo Gi
                                   Hi Su Kim
                                  Ju Yong Lee

                                      AND

                          CHUSIK HOESA DONGYANG YUDORO


                       ---------------------------------
                           Dated as of June 26, 2002
                       ---------------------------------


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                                                                    Exhibit 2.1


                  This JOINT VENTURE AGREEMENT is made as of June 26, 2002 (this "Agreement") by and among Liquidmetal Korea, a company incorporated under the laws of Korea, having its registered office at 11th Floor, West Wing, POSCO Center Building, 892, Daechi-4-dong, Kangnam-gu, Korea ("LMK"), Ju Ho Suh, a Korean national with resident registration number 580921-1347713, residing at 404-503, Hyundai Apt., 200-1, Hyosung-dong, Geyang-gu, Inchon, Korea, ("Mr. Suh"), Yong Woo Gi, a Korean national with resident registration number 700118-1325611, residing at 101-1207, Kangnam Apt., 221, Toegewon-myun-11-ri,
Namyangju, Kyunggi, Korea ("Mr. Ji"), Hi Su Kim, a Korean national with resident registration number 720916-1524715, residing at 316-17, Byungbang-dong, Geyang-gu, Inchon, Korea ("Mr. Kim"), Ju Yong Lee, a Korean national with resident registration number 720320-1561013, residing at Ga-dong, #205, Dongjin Apt., 490, Suknam-3-dong, Suh-gu, Inchon, Korea ("Mr. Lee") ( the foregoing four individuals shall collectively hereinafter be referred to as the "Group") and Chusik Hoesa Dongyang Yudoro, a company incorporated under the laws of Korea, having its registered office at 626-3, Hyosung-dong, Geyang-gu, Inchon, Korea (the "Company"). (LMK and the Group shall hereinafter individually be referred to as a "Party" and collectively be referred to as "Parties".)

                  WHEREAS, LMK desires to acquire 51% of the Shares; and

                  WHEREAS, the Parties wish to provide for certain matters relating to the foregoing acquisition of Shares by LMK and the management and operation of the Company.

                  In consideration of the foregoing and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                  1.       Definitions.

                           1.1      General. Any reference herein to any
Section shall refer to such Section of this Agreement. The words "herein," "hereof" and "hereunder," and words of like import, shall refer to this Agreement as a whole and not to any particular provision hereof.

                           1.2      Certain Definitions. The following
capitalized terms shall have the following meanings for purposes of this Agreement.

                  "Agreement" shall have the meaning described in the Recitals.

                  "Articles of Incorporation" means the articles of incorporation of the Company and any amendments or supplements thereto or restatements thereof.

                  "Board"  means the board of directors of the Company.


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                                                                              2


                  "Breaching Party" shall have the meaning described in Section 8.2.

                  "CEO" means the chief executive officer of the Company.

                  "CFO" means the chief financial officer of the Company.

                  "Company" shall have the meaning described in the Recitals.

                  "Closing" shall mean the completion of the investments pursuant to Section 2.

                  "Closing Date" shall mean June 29, 2002 or any other date mutually agreed upon by the Parties.

                  "Director" means a director of the Company.

                  "Embarrassed Person" shall have the meaning described in
Section 8.2.2 (b).

                  "Government Approval" shall mean, with respect to an action or transaction, the approval, authorization, consent or registration, required to be obtained from, or any report, notification, statement or other communication required to be filed with or delivered to, all relevant Governmental Entities with respect to such action or transaction, together with any licenses or permits required for such action or transaction pursuant to any applicable Laws.

                  "Governmental Entity" means any national, regional, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department or official thereof) in Korea or elsewhere.

                  "Group" shall have the meaning described in the Recitals.

                  "Korea" means the Republic of Korea.

                  "Law" means any national, regional, local, municipal, foreign, international, or other constitution, law, rule, requirement, administrative ruling, Order, ordinance, code, regulation, statute or treaty made or rendered by any Governmental Entity.

                  "Non-breaching Group" shall have the meaning described in
Section 8.2.

                  "Order" means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent)


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entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Entity or other tribunal of competent jurisdiction.

                  "Party" and "Parties" shall have the meaning described in the Recitals.

                  "Representative Director" means the representative director of the Company.

                  "Shareholder" shall mean a shareholder of the Company.

                  "Shareholders' Meeting" means a general meeting of the Shareholders of the Company.

                  "Share" shall mean any share of capital stock of the Company of whatever class, type or denomination which may be created from time to time with the approval of the Shareholders required hereunder.

                  "Statutory Auditor" means a statutory auditor of the Company.

                  "Won" or "KW" means Korean Won, the lawful currency of Korea.

                  2.       Subscription and Acquisitions of Shares.

                           2.1      On the Closing Date, the Parties shall make
the following transactions simultaneously: (i) LMK shall acquire from the Group and the Group shall transfer to LMK 2,500 existing Shares in exchange for KW 100 million; (ii) the Group shall use KW 100 million to purchase shares in Liquidmetal Technologies in Nasdaq; and (iii) LMK shall subscribe and acquire 5,300 new Shares in exchange for KW 300 million.

                           2.2      LMK's and the Group's investments
stipulated in Section 2.1 shall be subject to obtaining all Government Approvals necessary for such investments. Further, the following shall be the conditions precedent to LMK's investments pursuant to Section 2.1: (i) the Articles of Incorporation having been revised as provided in Section 3.2 and
(ii) the representation and warranty provided in Section 7 having been remained true and accurate as of the Closing Date.

                           2.3      Upon the Closing, LMK and Group shall each
hold the following number and proportion of the issued and outstanding Shares:

                  LMK: 7,800 Shares (51%)
                  Group: 7,500 Shares (49%)


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                  3.       Business of the Company.

                           3.1      Scope of Business. The scope of business of
the Company shall be limited to the following:

                                    (a)

                                    (b)      any other business ancillary to
the foregoing.

                           3.2      Articles of Incorporation. The Articles of
Incorporation shall be as revised in conformity with this Agreement prior to the Closing Date. Further, the Parties shall further revise the Articles of Incorporation from time to time, as may be required, to ensure that the Articles of Incorporation at all times conform with this Agreement and any amendments to this Agreement.

                  4.       Corporate Governance.

                           4.1      Board of Directors. The Company shall have
three Directors. LMK shall have the right to nominate two Directors and the Group shall have the right to nominate one Director. Each Party shall vote its Shares at any Shareholders' Meeting called for the purpose of filling the positions on the Board or in any written consent executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of, (i) two nominees of LMK and (ii) one nominee of the Group.

                           4.2      Board Meetings.

                                    4.2.1    Chairman of the Board. The Parties
shall elect the chairman of the Board nominated by LMK at a meeting of the Board.

                                    4.2.2    Quorum. Meetings of the Board
shall require a quorum consisting of the majority of all the Directors.

                                    4.2.3    Location. Meetings of the Board
shall be convened in a location and at such times as are determined by the Board. The Company will make commercially reasonable efforts to make facilities available so that Directors may participate in Board meetings by means of (i) a telephone conference or a videophone conference or (ii) a writing (only if unanimous approval is obtained) and such participation shall constitute presence "in person" for purposes of this Agreement to the extent permissible under the Korean Commercial Code.

                                    4.2.4    Notice. Not less than seven days'
notice (or such other period as may be required under applicable Law) shall be given to all Directors and the


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Statutory Auditor; provided, however, that such notice period may be reduced if approved by all of the Directors and Statutory Auditor in writing.

                                    4.2.5    Voting. At any Board meeting, each
Director may exercise one vote. Unless otherwise specified in this Agreement, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present in person at a duly constituted meeting of the Board.

                           4.3      Shareholders' Meeting. Unless otherwise
required by applicable Laws, all resolutions of a Shareholders' Meeting shall be adopted by the affirmative vote of a simple majority of the total issued and outstanding Shares.

                           4.4      Statutory Auditor: The Company shall have
one Statutory Auditor nominated by LMK. LMK shall have the right to decide whether the Statutory Auditor is standing or non-standing.

                           4.5      Appointment of Officers. The
CEO/Representative Director shall be appointed by the resolution of the Board from among the Directors nominated by LMK. The CFO shall be nominated by LMK and elected by the resolution of the Board. All other officers of the Company shall be appointed by the CEO/Representative Director. 4.6 Compensation Generally. In principle, only standing Directors (i.e., Directors serving in a management capacity) will be compensated; provided, however, that non-standing Directors and non-standing Statutory Auditor may be reimbursed for travel and other expenses as may reasonably be incurred by them in the performance of their duties to the Company. Remuneration, salaries, bonuses, and other benefits of the full time standing Directors, Statutory Auditor, officers, and employees of the Company shall be reviewed and, if appropriate, adjusted annually by the Board, in consideration of the current general practice in Korea.

                           4.7      Books and Records. The books and records of
the Company shall be maintained in accordance with generally accepted Korean and international accounting principles and shall accurately reflect the Company's financial position. Such records and supporting documents shall be available for inspection by either Party at all reasonable times.

                           4.8      Report to Shareholders. The Company shall
prepare and provide to the Shareholders financial statements on a quarterly basis and management reports on a monthly basis. The Company shall also prepare year-end financial statements which shall be audited by an internationally reputable accounting firm selected by the Board.


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                  5.       Other Arrangements. Notwithstanding anything to the
contrary contained herein, Mr. Suh shall serve as the CEO/Representative Director for a period of initial three years after the Closing Date. For the foregoing purpose, the Group shall nominate Mr. Suh as its Director. The annual salary of Mr. Suh shall be KW100 million. In addition to the foregoing salary, Mr. Suh shall be entitled to spend KW50 million annually for the business of the Company. Mr. Suh may receive a performance-based bonus pursuant to a separate agreement between LMK and the Group.

                  6.       Confidentiality.

                           6.1      General Obligation. Each Party undertakes
that it shall not reveal, to any third party any information acquired by it in connection with this Agreement or confidential or proprietary information concerning the organization, business, technology, finance, transactions or affairs of the other Party or the Company.

                           6.2      Exceptions. The provisions of Section 6.1
shall not apply to:

                                    (a)      information that is publicly
available (except by virtue of a breach of this Agreement);

                                    (b)      a disclosure to legal, financial
or professional advisors or bankers of any Party; or

                                    (c)      a disclosure, after giving prior
notice to the other Party to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable Laws or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

                  7. Representation and Warranty of the Group. The Group hereby represents and warrants to LMK that all liabilities of the Company as of the Closing Date (except those incurred in the ordinary course of its business after December 31, 2001) are, in all material respects, completely and accurately disclosed in the balance sheet of the Company as of December 31, 2001 a copy of which has been provided to LMK.

                  8.       Term and Termination

                           8.1      Term. Unless terminated by written
agreement between LMK and the Group or in accordance with Section 8.2, this Agreement shall continue in effect indefinitely. Sections 6, 11.10 and 11.11 shall, however, survive the termination of this Agreement.


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                           8.2      Termination.

                                    8.2.1    If either LMK or the Group (the
"Breaching Party) materially breaches any of its obligations hereunder in any material respect, the other Party (the "Non-Breaching Party") may terminate this Agreement in accordance with the following procedures. Upon occurrence of the material breach, a Non-breaching Party may give a written notice of breach and demand rectification within a period of time (which shall be no less than fifteen (15) days) specified on the notice, and if the Breaching Party fails to cure its breach within such time period, such Non-breaching Party may immediately terminate this Agreement by giving a written notice of termination to the Breaching Party.

                                    8.2.2    This Agreement shall be terminable
forthwith upon the sending of notice in writing upon the occurrence of one or more of the following events;

                                    (a)      by either Party, if the other
                  Party shall commit a breach of any of its obligations under this Agreement which shall not be remedied within fifteen
                  (15) days following the giving of written notice requiring said breach to be remedied;

                                    (b)      by either Party, if the other
                  Party (in case of the Group, any member thereof) (the "Embarrassed Person") or its creditors or any other eligible party shall file for the Embarrassed Person's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the Embarrassed Person is unable to pay any debt as they become due, has explicitly or implicitly suspended payment of any debts as they became due (except debts contested in good faith), or if the creditors of the Embarrassed Person have taken over its management, or if the relevant financial institutions have suspended the Embarrassed Person's clearing house privileges, or if any material of significant part of the Embarrassed Person's undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any Government Entity; or

                                    (c)      by either Party, if the other
                  Party's collective shareholding ratio in the Company falls below 10% of the total issued and outstanding Shares.

                                    8.3      Termination of this Agreement
shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.


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                  9.       Group's Rights and Obligations

                  For the purpose of exercising the Group's rights under this Agreement, unless otherwise provided, Mr. Suh, Mr. Gi, Mr. Kim and Mr. Lee shall act jointly as one party. Unless otherwise provided, Mr. Suh, Mr. Gi, Mr. Kim and Mr. Lee shall be jointly and severally responsible for the full performance of the Group's obligations under this Agreement.

                  10.      Miscellaneous.

                           10.1     Notices. Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered mail or courier service, in either case postage prepaid, or delivered by facsimile. Any such notice shall be deemed given when so delivered personally or, if sent by registered mail, five (5) days after the date of deposit in the mail or, if sent by courier service, three (3) days after the date of deposit with the courier service or, if delivered by facsimile, at the time of receipt thereof as evidenced by the confirmation of successful transmission produced by such equipment, as follows:

                                    (a)      if to LMK, to:

                                    (b)      if to the Group, to:

                  Any Party may, by notice to the other Party pursuant to this
Section 10.1, designate another address or person for receipt of notices hereunder.

                           10.2     Discrepancies. If there is any discrepancy
between any of the provisions of the Articles of Incorporation and this Agreement, the provisions of this Agreement shall prevail, and the Parties shall thereupon procure that the Articles of Incorporation are promptly amended, to the extent permitted by applicable Law, in order to conform with this Agreement.

                           10.3     Severability. In the event any provision
hereof is held void or unenforceable by any court, such provisions shall be severable and shall not affect the remaining provisions hereof.


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                           10.4     Entire Agreement. This Agreement, together
with any other agreements referred to herein, reflects the entire agreement among the Parties and supersedes all prior agreements and communications, either oral or in writing, among the Parties with respect to the subject matter hereof.

                           10.5     Effective Date. This Agreement shall become
as of the date first above written.

                           10.6     Amendment and Waiver. This Agreement may
not be amended, modified or supplemented without the written consent of both Parties. Any failure by a Party to comply with any obligation, agreement or condition herein may be expressly waived in writing by the other Party; provided however, neither any such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.


                           10.7     GOVERNING LAW. THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF KOREA.

                           10.8     Dispute. Any dispute or claim arising out
of or in connection with or relating to this Agreement shall be submitted to the Seoul District Court as the court of the first instance.


                   [This space is intentionally left blank.]


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


Liquidmetal Korea                            Ju Ho Suh


By:   /s/  Sonny Hong                        By:   /s/  Ju Ho Suh
   -------------------------------              -------------------------------
Name:  Sonny Hong                               Ju Ho Suh
Title: Authorized Representative


Yong Woo Gi                                  Hi Su Kim


By:  /s/ Yong Woo Gi                         By:   /s/ Hi Su Kim
   -------------------------------              -------------------------------
   Yong Woo Gi                                  Hi Su Kim

Ju Young Lee                                Chusik Hoesa Dongyang Yudoro


By:  /s/ Ju Young Lee                       By:   /s/ Ju Ho Suh
   -------------------------------              -------------------------------
   Ju Young Lee                             Name:  Ju Ho Suh
                                            Title: Authorized Representative